CMA FINANCIAL SERVICE
CASH MANAGEMENT ACCOUNT
BEYOND BANKING ACCOUNT

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DISCLOSURES AND ACCOUNT AGREEMENT

CONTENTS

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ABOUT YOUR ACCOUNTS                            2
Opening an Account                             2
Investing                                      3
Cash Management                                3
Visa(R) Cards and Checks                       4
Account Information                            7

ABOUT OPTIONAL SERVICES                        7
Account Linking                                7
Automated Investing                            7
Bill Payment                                   8
Direct Deposit                                 8
Direct Reinvestments                           8
Funds Transfer Service                         8
Merrill Lynch OnLine                           8

ADDITIONAL NOTES ON ELECTRONIC                 9
TRANSFERS

ABOUT MARGIN LENDING                           10

ABOUT FEES                                     13
Account and Visa Card Fees                     13
Optional Service Fees                          14
Transaction Fees                               14
Finance Charges                                14
Minimum Balance Fee                            14
Other Fees and Charges                         15

ACCOUNT AGREEMENT                              16

MARGIN RISKS DISCLOSURE
STATEMENT

ABOUT THE MERRILL LYNCH BANK
DEPOSIT PROGRAM

The following pages contain the agreement and disclosures governing your CMA and Beyond Banking accounts, including disclosures required by federal law.

Cash Management Account/Beyond Banking 1

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PLEASE NOTE

Consolidate your assets into one or more accounts and take advantage of potentially higher interest rates through the bank deposit program.

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DEFINITIONS

MERRILL LYNCH or WE or US
Merrill Lynch, Pierce, Fenner & Smith Incorporated

ACCOUNT
Your CMA account, CMA subaccount, and/or Beyond Banking account, as applicable

YOU or ACCOUNT HOLDER
Each person named on the account

VISA CARD
Visa Classic card (which debits your account immediately), or Visa Signature card (which debits your account monthly)

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ABOUT YOUR ACCOUNTS

 [1] Introduced over 25 years ago, the Cash Management Account (CMA account) financial service remains one of the most important personal finance tools available. A Merrill Lynch CMA account is a securities account that offers you access to a full range of investment products and services. When combined with the Beyond Banking companion account, the CMA financial service can help you segregate your longer-term investments from your short-term cash and transaction needs.

 [2] Through your CMA account, you can invest in almost any kind of security available, including stocks, bonds, mutual funds and options. Cash you choose not to invest is automatically swept into either interest-bearing deposit accounts or a tax-exempt money market mutual fund. You may also be eligible to borrow against the investments in your account using our margin lending program, which offers interest rates often substantially lower than personal bank loans or credit cards.

 [3] The Beyond Banking account is intended for everyday transactions, short-term cash management and savings. Designed to work together with your CMA account, the Beyond Banking account will help you segregate cash balances for daily spending and saving needs from your longer term investments. The CMA and Beyond Banking accounts together offer comprehensive financial services designed to meet your investment, banking, savings and borrowing needs.

 [4] Your CMA and Beyond Banking accounts are investment and money management vehicles. The Visa card and check writing features are intended to provide you with easy access to assets in these accounts, but CMA and Beyond Banking accounts are not bank accounts.

 [5] Merrill Lynch, Pierce, Fenner & Smith Incorporated is a securities broker-dealer, not a bank. Banking services available through the CMA and Beyond Banking accounts are provided by licensed banks.

 [6] Your CMA and Beyond Banking accounts are governed by the rules and regulations of the Securities and Exchange Commission (SEC), the Federal Reserve System, the New York Stock Exchange (NYSE), the State of New York, and the National Association of Securities Dealers (NASD), as well as Merrill Lynch's own policies and procedures.

 [7] Except where disclosed, securities sold, offered or recommended by us are not insured by the Federal Deposit Insurance Corporation (FDIC,) may fluctuate in value, and are not obligations of, or endorsed or guaranteed in any way by any bank. Merrill Lynch is solely responsible for its own contractual obligations and commitments.

       OPENING AN ACCOUNT

 [8] To open an account, you must provide certain information about yourself and other account holders. Once you have provided this information and completed a Client Relationship Agreement, you can open or activate new accounts or certain services without completing additional documentation. If you need a copy of our Client Relationship Agreement, call your Financial Advisor or (800) MERRILL, or visit your nearest Merrill Lynch branch office.

 [9] You may open a CMA account with a minimum of $20,000 in any combination of cash and securities. There is no minimum for establishing a Beyond Banking account. For certain group plans and special accounts, the minimum may be different.

 [10] Your CMA account is your primary account. Unless you indicate otherwise, all account statements and notices will go to the mailing address we have on record for this account.

 [11] If you wish to segregate funds for short-term cash management, you can open a Beyond Banking account. While offering most of the same investment capabilities as a CMA account, this account is designed specifically for everyday transactions. Fees for certain cash management features, such as electronic bill payment, may be lower when used with a Beyond Banking account (see About Fees, page 13).

 [12] If you wish to segregate investments (for another family member, for instance, or for a specific purpose such as college funding), additional CMA "subaccounts" can be opened. These have the same investment capabilities as CMA accounts but do not offer Visa cards, check writing and certain optional services. Each subaccount requires a $2,000 minimum deposit.

 [13] Please note you may only open subaccounts for yourself or with members of your household who reside at your address and share a Merrill Lynch Financial Advisor.

 2   | Cash Management Account/Beyond Banking

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       Group plans

 [14] We may modify the conditions of the CMA program for certain group plans and different categories of clients.

 [15] For these clients, certain features of the CMA program may be modified. For instance, cash balances may be swept into money accounts on a more frequent basis, additional money account options may be offered and eligibility for the margin lending program and use of Visa cards and checks may be restricted. Different money accounts may also be available.

 [16] In addition, we may raise or waive minimum account opening requirements. We may also charge such clients different fees from those generally charged to CMA clients or we may waive fees.

       INVESTING

 [17] Your account is used to buy, sell and hold securities. Trades are made through your Financial Advisor or the Financial Advisory Center.

 [18] Please note that your account is debited on the settlement date of a securities transaction and not on the trade date.

 [19] Unless you have enrolled in Unlimited Advantage, our asset-based fee program, you will pay our customary brokerage fees on each trade (see About Fees, page 13).

 [20] Unless you are enrolled in our margin lending program, trades must be conducted on a "fully paid basis," meaning they must be paid in full on the settlement date. If you wish to trade on margin, your account must be opened as a margin account (see Margin Lending, below).

       SIPC insurance and additional coverage

 [21] The securities and cash we hold in your account are protected by the Securities Investor Protection Corporation (SIPC) for up to $500,000 (inclusive of up to a maximum of $100,000 for cash).

 [22] In addition, Merrill Lynch has obtained "excess-SIPC" coverage from an independent insurance company for up to the full net equity value of the cash and securities held in client accounts.

 [23] Neither SIPC protection nor the additional coverage applies to deposits held through the Merrill Lynch bank deposit program or to other assets that are not securities.

 [24] Each account held by a separate customer (as defined by applicable law) is treated separately for purposes of the above protection.

       CASH MANAGEMENT

 [25] Available cash balances in your account are automatically swept into interest-bearing bank deposit accounts with affiliated banks or one of the available money market mutual funds (known collectively as "money accounts").

 [26] In CMA and CMA subaccounts, cash balances of less than $1,000 are automatically swept into your money account on a weekly basis, either on Monday or the next business day on which both the New York Stock Exchange and New York banks are open for business.

 [27] Cash balances of $1,000 or more in CMA and CMA subaccounts are swept into your money account on the business day after the funds were received, provided the funds are received before our cashiering deadline. Proceeds received from the following transactions (even if less than $1,000) are also swept into your money account on the next business day:

       .   Sales of securities

       .   Repayments of principal on debt securities held in your account

       . Sales of shares of Merrill Lynch Ready Asset Trust or Merrill Lynch USA Government Reserves

 [28] In Beyond Banking accounts, cash balances of $1 or more are swept daily into the money account that you select.

 [29] With CMA accounts, CMA subaccounts and Beyond Banking accounts, only whole dollar amounts are swept into your money account.

 [30] You may also make direct investments or deposits of $1,000 or more in your money accounts at any time. See the applicable money market fund prospectus or the bank deposit program disclosure for details on direct investments or deposits.

 [31] At any time, you may withdraw available cash balances held in your account or access your money accounts using checks or Visa cards issued for use with your account or through electronic transfers. Please note that cash balances and money accounts will automatically be redeemed or withdrawn to pay for securities purchases or to meet margin calls or other obligations that arise in connection with your account. (See page 6 for additional information about when and how your account is debited.)

 [32] We reserve the right not to effect money account redemptions or withdrawals within 15 days of the receipt of checks and, subject to applicable law, within six days of the receipt of funds credited to your account electronically.

 [33] If we cease to offer a particular money account, we are authorized (but not obligated) to place cash balances automatically in another comparable money account.

       Deposit accounts

 [34] The Merrill Lynch bank deposit program sweeps available cash balances to separate deposit accounts at Merrill Lynch Bank USA and Merrill Lynch Bank & Trust Co. (members FDIC). Funds held in these accounts are protected by FDIC insurance for up to $100,000 per account holder per bank.

 [35] Interest rates for the bank deposit accounts are determined by Merrill Lynch Bank USA and Merrill Lynch Bank & Trust Co. weekly (or sometimes daily) based on economic and business conditions and are subject to change. Your Financial Advisor will be

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PLEASE NOTE

Neither SIPC nor "excess-SIPC" coverage protects you against fluctuations in the market value of securities. Additional information about SIPC protection is available at www.SIPC.org.

See "About the Merrill Lynch Bank Deposit Program" for important information about FDIC insurance, including limitations that apply when you maintain both a CMA and a Beyond Banking account.

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DEFINITIONS

CASH BALANCES
Cash balances means cash that may be transferred out of your account without interest charges. (This does not include certain cash balances, such as the proceeds of short sales or funds in your account that will be used to pay for pending transactions.)

BUSINESS DAY
A day on which both the New York Stock Exchange and New York banks are open for business.

MONEY ACCOUNTS
The bank deposit accounts or money market mutual funds into which available cash balances in your account may be swept. (See Deposit Accounts and Money Market Funds below.)

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                                      Cash Management Account/Beyond Banking | 3

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DEFINITION

FDIC
Federal Deposit Insurance Corporation

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PLEASE NOTE

You may earn higher interest rates on bank deposits by linking multiple Merrill Lynch accounts

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PLEASE NOTE

Money accounts constitute only one component of our CMA program. You are advised to read the applicable money market fund prospectuses and the Merrill Lynch bank deposit program disclosures carefully.

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DEFINITION

BANKS

Merrill Lynch Bank USA Merrill Lynch Bank & Trust Co. Bank One, N.A.

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PLEASE NOTE

Your Visa card transactions may be blocked if used for activities considered to be illegal, such as online gambling. Please do not use your Visa card for these purposes.

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       available to discuss alternatives for your cash or bank deposit account balances. However, neither your Financial Advisor nor Merrill Lynch has any obligation to ensure you receive any particular rate of interest or to advise you to invest your cash or bank deposit balances in higher yielding cash alternatives. The interest rates for the bank deposit accounts will be different from (and may be lower than) yields on money market funds and other cash alternatives. For current rates on bank deposit balances, call your Financial Advisor or (800) MERRILL.

 [36] Interest rates on bank deposit accounts maintained through the bank deposit program are tiered based on the value of those accounts and any linked accounts (see Account Linking, page 7). In general, account holders in higher asset tiers will earn higher interest rates than those in lower tiers.

 [37]  The asset tiers are currently:

       .   $10 million or more
       .   $1,000,000-$9,999,999
       .   $100,000-$999,999
       .   Less than $100,000

 [38] Your applicable asset tier is based on our calculation of the long market value of assets in your linked accounts and your bank deposit balances as of the "valuation date" (currently towards the end of each month). If you have not enrolled in account linking, your asset tier for the bank deposits swept from a particular account will be based on the value of the assets in that account (including the related bank deposit balance).

 [39] Bank deposit balances in all new CMA accounts receive the interest rate corresponding to the $100,000 - $999,999 asset tier until the next applicable valuation date.

 [40] The asset tier for any of your accounts will not change between valuation dates, even if you open new accounts or link accounts. New accounts are not used to determine asset tiers until the next applicable valuation date. From the day the Beyond Banking accounts are established, bank deposit balances will receive the interest rate that corresponds to the asset tier for the CMA account to which it is linked.

 [41] For regulatory or other reasons, the following accounts are not included when determining your asset tier, even if linked for statement delivery purposes:

       .   Working Capital Management Account
       .   Medical Savings Accounts
       .   Retirement Cash Management Accounts
       .   BASIC Accounts
       .   401(k) Accounts (including SIMPLE 401(k) accounts)
       .   Retirement Selector Accounts (403(b) accounts)

 [42] Interest on bank deposit accounts maintained through the bank deposit program will be compounded on a daily basis and credited monthly.

       Money market funds

 [43] You may also designate one or more of the following money market funds as your money account:

       .   CMA Tax-Exempt Fund

       .   A State Fund under the CMA Multi-State Municipal Series Trust
                .   Arizona
                .   California
                .   Connecticut
                .   Massachusetts
                .   Michigan
                .   New Jersey
                .   New York
                .   North Carolina
                .   Ohio
                .   Pennsylvania

 [44] Shares will be bought at the current net asset value of the applicable money market fund.

 [45] See the applicable prospectuses for information on money market funds. We reserve the right to change, or add to, the available money market funds from time to time.

 [46] As with any investment in securities, investments in money market funds may fluctuate in value. Investments in money market funds are not insured or guaranteed by the FDIC or any other government agency. Although the money market funds seek to preserve the value of your investments at $1 per share, it is possible to lose money by investing in money market funds.


 [47] You may purchase shares in any of the money market funds without opening a Merrill Lynch account. Shares may be purchased through:


                  Merrill Lynch Financial Data Services Inc.
                  Transfer Agency Operations Department
                  P.O. Box 45290
                  Jacksonville, FL 32232-5290

 [48] Shares purchased through Financial Data Services will not be charged any annual fees. However, certain minimum investment requirements exist, and such shareholders will not receive the additional services available to account holders.

 [49] Dividends are declared daily on money market fund shares and reinvested daily in additional shares, which are credited to your account each month.

       VISA(R) CARDS AND CHECKS

 [50] Checks are automatically issued for use with Beyond Banking accounts. Checks may also be issued for use with CMA accounts (but not CMA subaccounts).

 [51] You may also be issued one or more Visa Classic cards or Visa Signature cards for use with your CMA and Beyond Banking accounts. Visa cards may be used to make purchases at Visa participating establishments or to obtain cash and cash advances from ATMs and Visa participating banks or branches.

 4   | Cash Management Account/Beyond Banking

 [52] The Visa cards are issued to you by either Merrill Lynch Bank USA or Merrill Lynch Bank & Trust Co., and checks are issued by Bank One, N.A. Visa card and check transactions are processed through account(s) established with the banks, by Merrill Lynch, for you.

 [53] Visa Classic card purchases, ATM withdrawals and cash advances are debited against your CMA or Beyond Banking account when the charge is presented to us. Visa Signature card purchases are debited from your account once a month, but ATM withdrawals and cash advances are debited when presented to us.

       Purchasing power

 [54] The amount available for Visa card, check and other transactions is called your "purchasing power." Since your purchasing power is dependent upon the price of the securities held in your account and other factors, such as Visa card usage, it will fluctuate from day to day.

 [55] For CMA accounts, purchasing power equals the total of any available cash balances in your account, your money account balances, and available credit through margin lending (if applicable).

 [56] For Beyond Banking accounts, purchasing power equals the total of any available cash balances, plus your money account balances.

 [57]  Your purchasing power is adjusted at the following times:

       . When the Visa card issuer is notified of a charge, not when charges are paid;

       . On the trade date of securities transactions, not the settlement date;

       . When you request a next-day fund transfer through the Funds Transfer Service (FTS), provided there is a sufficient balance in your account; and

       . Two days prior to any future or recurring transfers through FTS, again provided there is a sufficient balance.

 [58] You should allow up to 15 days for a check credited to your account to be reflected in your purchasing power, or seven days if the bank on which the check is drawn and your Merrill Lynch branch office are in the same state. All checks delivered to us for credit to your account must be in U.S. funds and drawn on a U.S. bank or other financial institution, and are subject to final collection. You should also allow up to six days for an electronic fund transfer to be reflected in your purchasing power. During these periods, investments in or deposit to your money accounts will not be delayed.

       Exceeding your purchasing power

 [59] If you exceed your purchasing power in your CMA or Beyond Banking account, you will be in default, which may result in, among other things, termination of your subscription to the CMA service.

 [60] If a transaction in either your CMA or Beyond Banking account causes you to be in default, Merrill Lynch Bank USA may, but is not obligated to, accept the transaction amount exceeding your purchasing power as an overdraft and make unsecured advances of funds on your behalf to Merrill Lynch or the other banks. If Merrill Lynch Bank USA does so, you will be notified and you agree to pay immediately the amount of the overdraft together with any applicable finance charges. Merrill Lynch Bank USA overdraft loans incur finance charges on the average daily balance at an annual rate specified in the account agreement.

 [61] Beyond Banking accounts offer an overdraft repayment feature. If you enroll in this feature, your CMA account will be reviewed at least weekly to determine whether cash, money account balances or, if applicable, margin credit has become available in your CMA account to repay an overdraft loan incurred through your Beyond Banking account. To the extent such amounts are available at the time we review your CMA account, they will be used to repay the loan. However, enrollment in the overdraft repayment feature does not relieve you of the obligation to promptly repay any overdraft actually incurred. Whether funds are available to repay an overdraft depends in part on the order in which transactions are posted to your CMA account. We reserve the right to post transactions in any order we choose.

       ATM withdrawals and cash advances

 [62] To make cash machine (ATM) withdrawals using your Visa Classic or Visa Signature card, you will need a personal identification number or PIN. Upon receipt of your card, you will need to call Merrill Lynch to obtain a PIN. You should safeguard your PIN: do not write it on your card or keep it in any place where it may be found with your card.

 [63] You may withdraw up to $1,000 a day with a Visa Classic card, or $2,500 with a Visa Signature card. Please note, some ATM operators may have different limits on withdrawals. In addition, cash advances may be limited by banks to $5,000 per account per day.

 [64] There are no fixed spending limits on your Visa cards. You are only limited by your purchasing power. (See Purchasing Power, above.)

       Check writing

 [65]  Checks should be written in U.S. dollars only.

 [66]  You may not use CMA or Beyond Banking checks to:

       .   Purchase securities

       .   Purchase shares of the money funds

       .   Make deposits through the bank deposit program

       . Make payments on outstanding loans from, or overdraft advances extended by, Merrill Lynch Bank USA

 [67] You can view, download or print copies of your cancelled checks through Merrill Lynch OnLine, or you can request copies by calling your Financial Advisor or (800) MERRILL. Original checks will not be returned to you, although you can obtain an original check by calling your Financial Advisor or (800) MERRILL.

 [68] The bank through which your checks are processed reserves the right to pay post-dated checks, although it is not obligated to do so. It also reserves the right not to pay checks that it determines, in its sole discretion, are incomplete

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 LOST OR FORGOT YOUR PIN?

 Call (800) MERRILL to obtain a new PIN.

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                                      Cash Management Account/Beyond Banking | 5

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PLEASE NOTE

To stop payment on a check, call your Financial Advisor or (800) MERRILL. Charges may apply.

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PLEASE NOTE

Except as otherwise indicated in the agreements and disclosures for your account, assets in your CMA account will not be used to satisfy debits to your Beyond Banking account and assets in your Beyond Banking account will not be used to satisfy debits to your CMA account.

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       or improperly completed. Any checks that exceed your purchasing power may also not be honored.

 [69] You may request a stop payment on a check. To stop payment, call your Financial Advisor or (800) MERRILL and provide details of the check, including the number, date, payee and exact amount. There may be a fee for this service (see About Fees, page 13).

 [70] If you provide information that is incorrect or untimely, or you do not comply promptly with a request for other reasonable information, neither Merrill Lynch nor the bank through which checks are processed will be responsible if payment cannot be stopped. If, for any reason, Merrill Lynch fails to stop payment on a check, we may without liability delay re-crediting your account while we determine the rights of parties involved. In addition, neither Merrill Lynch nor the bank processing your checks will be liable if, through inadvertent payment contrary to a request to stop payment, other items are returned unpaid.

       When and how your account is debited

 [71] Merrill Lynch will be notified daily of any Visa transactions (including ATM withdrawals), checks and other debits. We will make payment on your behalf on the day we receive notice of a debit, except Visa Signature cards purchases (including direct debits) will be paid to Merrill Lynch Bank USA from your account on the Wednesday before the last Friday of each month.

 [72]  We will make payments for debits in the following order of priority:

       .   Available cash balances in your account
       .   Available balances in money accounts
       .   Available credit through margin lending (if enrolled)

 [73] This system avoids cost of a margin loan until available cash balances and funds in money accounts (excluding automated minimums) are fully used.

 [74] Please note, if you expect to charge more that $100,000 to a Visa Signature card in any monthly cycle, you must complete a Statement of Purpose form (Federal Reserve Form FR U-1) for Merrill Lynch Bank USA. If this form is not completed, the entire amount of your outstanding card purchases will be immediately debited from your account. Subsequent charges, provided they total less than $100,000, will continue to be debited on a monthly basis.

 [75] If for any reason your participation in the Visa Signature card program is cancelled, you must cease using your card(s) and checks. Current charges will be debited to your account on the next business day and new items will be debited on receipt instead of at the end of the monthly cycle. If your accounts have not been closed, new checks will be issued and, subject to approval, a Visa Classic card will be issued in place of your Visa Signature card.

       Charges made abroad

 [76] Purchases made in a foreign currency, ATM withdrawals or cash advances obtained in a foreign currency with either the Visa Classic or Visa Signature card will be converted into U.S. dollars in accordance with Visa's operating regulations. The conversion rate depends on the foreign currency involved and presently is either a government-mandated rate or a wholesale rate in effect one day prior to the processing date, which Visa increases by one percent and we increase by one percent (for a total of 2%).

 [77] This method of currency conversion is subject to change by Visa without notice. The applicable conversion rate may vary from that in effect when the transaction is made. Transactions made in a foreign currency that are submitted to Visa in U.S. dollars will be posted to your account in that U.S. dollar amount.

       Visa Signature and overdraft errors

 [78]  YOUR BILLING RIGHTS KEEP THIS NOTICE FOR FUTURE USE

 [79] This notice contains important information about your rights and our responsibilities under the Fair Credit Billing Act.

       Notify Us In Case of Errors or Questions

 [80] If you think any Visa Signature card transactions on your account statement or a Merrill Lynch Bank USA overdraft notice is wrong, or if you need more information about a transaction, you should write to Merrill Lynch Bank USA as soon as possible at:

           Merrill Lynch
           Attn. Client Correspondence
           P.O. Box 1521
           Pennington, N.J. 08534-0682

 [81]  In your letter, provide the following information:

       .   Your name, address and account number
       .   The dollar amount of the suspected error
       .   A description of the error and possible explanation

 [83] Merrill Lynch Bank USA must hear from you no later than 60 days after we send you the first account statement or overdraft notice on which the error or problem appeared. You may also call us at (800) MERRILL, but doing so will not preserve your rights.

       Your Rights and Our Responsibilities After We Receive Your Written Notice

 [82] Merrill Lynch Bank USA must acknowledge your letter within 30 days unless it has corrected the error by then. Within 90 days, it must either correct the error or explain why it believes the statement or overdraft notice was correct.

 [83] After Merrill Lynch Bank USA receives your letter, it cannot try to collect an amount you question or report you as delinquent. It can continue to bill you for the amount, including finance charges, and can apply any unpaid amount against your purchasing power. You do not have to pay any questioned amount while Merrill Lynch Bank USA is investigating, but you are still obligated to pay any amount that is not in question.

 [84] If it is found that a mistake was made on your overdraft notice, you will not have to pay any related finance charges. If Merrill Lynch Bank USA finds that a mistake was not made on your statement or overdraft notice, you will have to pay the questioned amount, including any overdraft finance charges.

 6   | Cash Management Account/Beyond Banking

       It will notify you through us in writing of the amount owed and due date for payment.

 [85] If Merrill Lynch Bank USA does not follow these rules, it cannot collect the first $50 of the questioned amount, even if your statement is correct.

       Special rule for Visa Signature card purchases

 [86] If there is a problem with the quality of property or services purchased with your Visa Signature card and you have tried in good faith to correct the problem with the merchant, you may have the right not to pay the remaining amount due on the property or services.

 [87]  There are two limitations on this right:

       . You must have made the purchase in your home state or within 100 miles of your current mailing address; and

       .   The purchase price must have been more than $50.

 [88] These limitations may be waived by Merrill Lynch and do not apply if Merrill Lynch Bank USA owns or operates the merchant or if Merrill Lynch Bank USA mailed you the advertisement for the property or services.

       ACCOUNT INFORMATION

 [89] You can obtain account information in four ways: through your Financial Advisor, through our 24-hour client service number, (800) MERRILL, on your account statements, and through Merrill Lynch OnLine (once activated).

 [90] For deaf or hard-of-hearing clients, the TTY number is (866) ML7-DEAF. Hours are 8:30 A.M. to 4:30 P.M., Monday through Friday, Eastern Time.

       Monthly Transaction Statements

 [91] A CMA and Beyond Banking statement will be sent to you each month. Monthly statements for each subaccount will be mailed to the primary CMA accountholder's address.

 [92]  Your statement(s) will include details of:

       .   Securities bought, sold and held in your account
       . Other types of transaction in your account, including credit interest charges, if any
       .   Money account transactions
       .   Dividends or interest received on money accounts
       .   Visa card purchases and cash advances
       .   Checks drawn on your account
       .   Pre-authorized electronic transfers
       .   Other fund transfers
       .   Electronic bill payments
       .   ATM withdrawals

       Merrill Lynch OnLine

 [93] If you have enrolled in the Merrill Lynch Online service, you may access your account information online, together with Merrill Lynch research and investment information, market data and news.

 [94]  The Web address is: www.mlol.ml.com

       ABOUT OPTIONAL SERVICES

 [95] To enhance the capabilities of the CMA program, Merrill Lynch offers several optional services. Please note, some services are not available for subaccounts. Optional services may entail additional fees or charges (see About Fees, page 13).

 [96] You may enroll in these services when you open your account. Once you have established an account and we have your signature on file, you may be eligible to enroll in these services at a later date without completing a new application form.

       ACCOUNT LINKING

 [97] The statement link service allows Merrill Lynch accounts to be "linked" so that account statements for all linked accounts are mailed in a single package. Linking accounts may also result in higher interest rates on deposits made through the bank deposit program (see Dividends and Interest on Money Accounts, page 4).

 [98] Statements for linked accounts are sent to one of the account holders, who has been appointed as the other account holders' "agent" to receive their monthly statements and related notices or communications. Please note, all account holders remain responsible for verifying the accuracy of their individual statements, reading notices and directing activity in their individual accounts.

 [99] The assets of linked accounts are not commingled and each account holder retains control over his or her individual account.

       AUTOMATED INVESTING

 [100] When you enroll in automated investing, we will automatically buy shares on your behalf in any Merrill Lynch or non-Merrill Lynch mutual fund according to a predetermined schedule. You may enroll to invest through your accounts or transfer funds from your accounts for investment through another Merrill Lynch account.

 [101] Your Financial Advisor can provide you with further information about this service.

                                      Cash Management Account/Beyond Banking | 7

       BILL PAYMENT

 [102] You can pay your monthly bills with ease using our online bill payment service. The service allows you to make onetime or recurring payments from your CMA or Beyond Banking account to third parties using your Web-connected home or office computer.

 [103] Bill payments are debited to your account electronically or by drafts that clear like CMA or Beyond Banking account checks. Bill payments are clearly indicated on your monthly statements.

 [104] See About Fees on page 13 for fees applicable to this service.

 [105] In the event of erroneous bill payments, we are authorized to credit or debit your account to correct such transactions, subject to applicable laws, rules and regulations. Payments will not be cleared if they exceed your purchasing power (see Visa Cards and Checks, page 4), and Merrill Lynch Bank USA is not obligated to provide you with funds as an overdraft.

 [106] For more information on Bill Payment, refer to Web BillPay service on Merrill Lynch OnLine at www.mlol.ml.com or call (888) 656-6546.

       DIRECT DEPOSIT

 [107] Through the direct deposit service you can have payroll, pension, social security and other recurring payments sent electronically into your account on your payroll date or on the effective date of the payment.

 [108] Call your Financial Advisor or (800) MERRILL for information about enrolling in this service. Or go to www.mlol.ml.com.

       DIRECT REINVESTMENT

 [109] By enrolling in the direct reinvestment service, you can have dividends from all New York Stock Exchange, American Stock Exchange and Nasdaq Stock Market-listed stocks and most mutual funds automatically reinvested into more shares of the same stock or fund without commission charges.

 [110] Call your Financial Advisor or (800) MERRILL for more information on this service.

       FUNDS TRANSFER SERVICE

 [111] You can transfer funds electronically to accounts outside Merrill Lynch, to linked subaccounts or to other central asset accounts at Merrill Lynch by enrolling in the Funds Transfer Service (FTS). There is a $100 minimum for electronic fund transfers.


 [112] You can arrange a funds transfer through Merrill Lynch OnLine at www.mlol.ml.com or by calling (800) MERRILL. Transfers will be completed as soon as the next business day (or the same day if between Merrill Lynch accounts). You can also set up recurring transfers.


 [113] Your accounts will be debited in the same order of priority described under Checks and Visa Cards, page 5, and the transfer will not be completed if it exceeds your purchasing power. Fund transfers to your account will not be reflected in your purchasing power for up to six days, subject to applicable laws.

 [114] Restrictions apply on funds transfers from certain fiduciary accounts.
       The Funds Transfer Service is not available to CMA subaccounts. Call your Financial Advisor or (800) MERRILL for details.

 [115] When you establish a Beyond Banking account, you are automatically enrolled in the Funds Transfer service (FTS). Once activated, the service will permit you to transfer funds electronically between your Beyond Banking and CMA accounts or from your Beyond Banking account to any of your linked accounts. (See Account Linking on page 7.) You can add the ability to transfer funds between your Merrill Lynch and non-Merrill Lynch accounts at any time by calling your Financial Advisor or (800) MERRILL.

 [116] Please note, you will be prompted to call us to set up a password for use in initiating transfers. You should safeguard this password and not share it with anyone.

 [117] In the event of erroneous fund transfers, we are authorized to credit or debit your account to correct such transactions, subject to applicable laws, rules and regulations.

       MERRILL LYNCH ONLINE (www.mlol.ml.com)

 [118] All account holders may enroll in Merrill Lynch OnLine. This
       Internet-based service provides 24-hour access to your account information, Merrill Lynch research and investment information, market data, news and e-mail.

 [119] To activate this service, a User ID and password is required. It is important to safeguard this information.

 [120] If you have not received a User ID or password, or have forgotten either of them, you can request this information online at www.mlol.ml.com or by calling (800) MERRILL.

 8   | Cash Management Account/Beyond Banking

       ADDITIONAL NOTES ON ELECTRONIC TRANSFERS

 [121] Your account may be subject to the federal law on electronic fund transfers. If so, the following information applies to you.

 [122] Electronic transfers include:

       .   Visa Classic card transactions with merchants
       .   Visa card cash advances
       .   ATM withdrawals
       .   Transfers through a direct deposit service
       .   Transfers through our Funds Transfer Service
       .   Pre-authorized debits through a program offered by a third party or us
       .   Transfers to and from your account under the bank deposit program
       . Payments through our Bill Payment service or Merrill Lynch standing letters of authorization

       Your Liability

 [123] You are liable for no more than $50 for unauthorized use of your Visa
       Classic card PIN or your Funds Transfer Service password. You are not liable for unauthorized purchases using your Visa Classic or Visa Signature card or for the unauthorized use of your Visa Signature card PIN. You are also not liable for any amount for the loss, theft or possible unauthorized transaction once you have notified us or the issuer of the card.

 [124] Call immediately if a Visa card is lost or stolen or if you think someone has transferred or may transfer funds from your account without permission:

          (800) 262-LOST  Toll free

          (609) 818-8000  From outside US
                          (collect calls accepted)

 [125] Telephoning is the best way of minimizing your losses, but you may also notify us in writing at:

          Merrill Lynch
          Bankcard Processing P.O. Box 1519
          Pennington, NJ 08534-1519

 [126] Any funds that are redeemed or withdrawn in connection with a transaction for which you are not liable will be credited back to you or your account.

       Limits on electronic transfers

 [127] You are limited to $1,000 a day in ATM withdrawals using a Visa Classic card, or $2,500 with a Visa Signature card. Some ATM transactions that exceed this limit may be completed. In general, you may make an unlimited number of withdrawals, although some transactions may be limited or not completed for security reasons. Some ATM owners and operators may have limits on the frequency of transactions and the amount of cash withdrawals permitted.

       Transaction information

 [128] You will be sent a monthly statement listing all electronic transfers for the preceding month. In addition, you will receive a receipt for all electronic transfers made with a Visa card at ATMs or other electronic terminals in the US.

 [129] You may also check on the status of transfers at any time by calling
       (800) MERRILL or your Financial Advisor at the number provided on your account statement. Information about transfers is also available online at www.mlol.ml.com.

       Recurring transfers

 [130] To stop recurring electronic payments or transfers, call (800) MERRILL or your Financial Advisor at the number provided on your monthly statement. If you prefer, you may write to us at:

          Merrill Lynch
          Attn. Client Correspondence
          P.O. Box 1521
          Pennington, N.J. 08534-0682

 [131] Your notice to cease payments should be timed to arrive at least three business days before the payment is due to be made. If you have been asked to put a stop payment request in writing, you must write to us at the above address within 14 days of your telephone call.

 [132] Once stopped, recurring payments will not resume until we receive notice from you. Any request to change the title of an account will be treated as a request to stop payment of electronic transfers.

 [133] If you request that we stop a regular payment at least three business days before the electronic payment is scheduled and we do not do so, we will be liable for your losses or damages.

 [134] You may be charged a fee for stop payment requests. See About Fees, page
       13, for current fee information.

 [135] If you have arranged with a third party for recurring transfers from your account of variable amounts, the third party will notify you 10 days before each electronic payment of the amount and date of payment. If you prefer, you may choose to get this notice only when the amount falls outside certain limits.

 [136] If you have a Visa Signature card, you will receive advance notice of the varying amounts of the monthly debit if the amount of the debit exceeds $500,000.

       Our liability for failure to make transfers

 [137] If an electronic transfer is not completed on time or in the correct amount according to agreements governing the CMA program, we or the Visa card issuer may be liable for the resulting losses or damages.

 [138] There are some exceptions. Merrill Lynch and the Visa card issuer will not be liable, for instance, if:


       Through no fault on our or its part, the transfer amount will exceed you purchasing power;


-----------

PLEASE NOTE

Your account is subject to the law on electronic transfers if you maintain the account as a natural person (as opposed to as a trustee or in another capacity) and have established your account primarily for personal, household or family purposes.

Your rights and responsibilities will depend on the type of electronic transfer. From time to time, these rights and responsibilities may change. You will be notified of any changes as required by applicable law. If the change is necessary for security reasons, you do not have to be notified in advance.

-----------

                                      Cash Management Account/Beyond Banking | 9

-----------

DEFINITION

BUSINESS DAYS
Monday through Friday, excluding holidays

-----------

       . Circumstances beyond our or its control (such as fire or flood) prevent the transfer, despite reasonable precautions that were taken;

       . The ATM, electronic terminal or electronic system was not working properly and you knew about the breakdown when the transfer started; or

       .   The ATM where you obtained cash did not have enough cash.

 [139] There may be other exceptions stated in the agreement governing the CMA program or provided by applicable law.

       Reporting errors or questions

 [140] If you see an error or have a question about an electronic transfer, including Bill Payments, call (800) MERRILL or write to us at the address below. We must receive notice of problems or errors within 60 days after the first statement or receipt was sent on which the problem or error appeared.

 [141] If you call us, we may ask you to report the error or problem in writing within 10 business days.

 [142] Report errors or problems in writing to:

          Merrill Lynch
          Attn. Client Correspondence
          PO Box 1521
          Pennington, NJ 08534

 [143] Include the following information:

       .   Your name, address and account number
       . A description of the error or the electronic transfer you are unsure about
       .   The amount of the suspected error.

 [144] If the electronic transfer in question involved obtaining cash at an ATM or financial institution or was a pre-authorized electronic transfer, the question or complaint will be resolved promptly but no more than 45 calendar days after the notice is received. If the electronic transfer in question took place in a foreign country or involved a point-of-sale transfer made with the Visa card, the question or complaint will be resolved promptly but no later than 90 calendar days after notice is received.

 [145] If it is decided that no error occurred, you will be sent a written explanation within three business days after the investigation is finished. You may ask for copies of the documents used in the investigation.

       Disclosure of account information

 [146] Subject to applicable law, we, the Visa card issuer or banks holding your deposit accounts through the bank deposit program will disclose information to third parties about your CMA or Beyond Banking account or subaccounts and Visa card only:

       .   Where it is necessary to complete a transaction;
       . To third parties, including our affiliates, who have a business purpose for requesting information regarding the account or card;
       .   To credit bureaus and other consumer-reporting agencies;
       .   To comply with a government agency or court orders; or
       .   If you have given written permission.

-----------

PLEASE NOTE
Trading "on margin" increases your market risk exposure.

-----------

       ABOUT MARGIN LENDING

 [147] Our margin lending program allows you to borrow against the value of eligible securities in your CMA account. We may refer to the program as the Investor CreditLine service. You can use a margin loan to buy securities or sell securities "short," or as a source of credit for purchases using your CMA Visa card or checks.

 [148] Margin lending is not available to Beyond Banking accounts.

 [149] Currently, you can borrow up to 50% of the market value of most exchange-listed stocks in your CMA account. A greater or lesser percentage of the value of bonds and other types of investments is available.

 [150] With margin lending you pay interest only on the amount you borrow.
       Payments are not required as long as your account meets minimum equity requirements. There are no filing fees, application fees or points.

 [151] You must keep a minimum of $2,000 in equity in your CMA account to remain eligible for margin lending. In general, you may enroll only one account. Certain fiduciary accounts, such as custodial accounts, are not eligible for this program.

 10  | Cash Management Account/Beyond Banking


Eligible securities, borrowing limits and maintenance requirements
Security                  Purchasing Power         Borrowing Power                Maintenance Requirement
--------                  ----------------         ---------------                -------------------------
Common stock over $10 a   50% of purchase cost     50% of market value            30% of long-market value
share
-----------------------------------------------------------------------------------------------------------
Common stock $3-10 a      50% of purchase cost     0-50% of market value          $3 a share
share
-----------------------------------------------------------------------------------------------------------
Common stock under $3 a   50% of purchase cost     None                           100% of long-market value
share
-----------------------------------------------------------------------------------------------------------
State and municipal       20% of purchase cost     Up to 80% of market value or   15% of long-market value
bonds                     or 7% of principal,      any amount over 7% of          or 7% of principal,
                          whichever is greater     principal, whichever is less   whichever is greater
-----------------------------------------------------------------------------------------------------------
Most Merrill              100% of purchase cost    50% of current market value    30% of long-market value,
Lynch-sponsored unit                               once fund has been owned for   regardless of share price
investment trusts                                  31 days
-----------------------------------------------------------------------------------------------------------
Other approved unit       100% of purchase cost    50% of current market value    30% of long-market value,
investment trusts                                  once fund has been owned       regardless of share price
                                                   for 31 days
-----------------------------------------------------------------------------------------------------------
Approved open-end         100% of purchase cost    50% of current market value    30% of long-market value
mutual funds/1/                                    once fund has been owned       regardless of share price
                                                   for 31 days
-----------------------------------------------------------------------------------------------------------
Convertible bonds         50% of purchase cost     50% of market value or any     30% of long-market value
                                                   amount over 7% of principal,   or 7% of principal,
                                                   whichever is less              whichever is greater
-----------------------------------------------------------------------------------------------------------
Non-convertible bonds     30% of purchase cost     Up to 70% of market value or   30% of long-market value
                          or 7% of principal,      any amount over 7% of          or 7% of principal,
                          whichever is greater     principal, whichever is less   whichever is greater
-----------------------------------------------------------------------------------------------------------
US Treasury notes and     5% of purchase cost/2/   Up to 95% of market value      5% of long-market value/2/
bills
-----------------------------------------------------------------------------------------------------------
US Treasury bonds         8% of purchase cost/2/   Up to 92% of market value      6% of long-market value/2/
-----------------------------------------------------------------------------------------------------------
Other government agency   10-15% of purchase       Up to 85-90% of market         6-10% of long-market
issues                    cost/2/                  value                          value/2/
-----------------------------------------------------------------------------------------------------------

/1/Credit is not extended on money market mutual funds.
/2/Minimum requirement is 3% of principal amount.

 [152] The New York Stock Exchange, Inc., has a minimum equity requirement of
       $2,000. Requirements are subject to change. Certain Internet-related and other volatile securities require higher borrowing power and maintenance levels. Merrill Lynch may change borrowing power and maintenance requirements at any time.

 [153] Holders of controlled and restricted securities may be eligible to borrow up to 40-50% of market value, and maintenance requirements may be higher than those listed in the chart above.

 [154] Borrowing against tax-exempt bonds, tax-exempt municipal funds and tax-exempt unit investment trusts may involve the loss of the interest deduction from taxable income. You should check with your tax advisor before borrowing against tax-exempt investments or having them priced in your account.

Margin interest rates
--------------------------------------------
     On average daily
       balances of:               Rate*
       ------------               -----
Less than $ 25,000           ML BLR + 3.375%
------------------           ---------------
$25,000-$ 99,000             ML BLR + 2.250%
----------------             ---------------
$100,000-$ 499,999           ML BLR + 0.875%
------------------           ---------------
$500,000-$ 999,999           ML BLR + 0.625%
------------------           ---------------
$1,000,000-$ 4,999,999       ML BLR - 0.000%
----------------------       ---------------
$5,000,000-$ 9,999,999       ML BLR - 0.500%
----------------------       ---------------
More than $ 10,000,000       ML BLR - 0.750%
----------------------       ---------------
*Rates effective as of 6/28/02.

                                     Cash Management Account/Beyond Banking | 11

 [155] Interest will be charged for any loan extended to you, whether for the purpose of buying, trading or carrying securities or for non-securities purposes.

 [156] Your interest rate will be the current Merrill Lynch base lending rate plus a supplementary percentage based on your average daily loan balance. The base lending rate is adjusted from time to time with reference to commercial interest rates and market conditions. To obtain the current base lending rate, call your Financial Advisor or (800) MERRILL.

 [157] The rates shown above may vary in individual situations at Merrill
       Lynch's discretion.

 [158] Your total interest rate is subject to change without notice in accordance with changes in the base lending rate and your average daily loan balance. If there is a change in the base lending rate during a charge period, you will be charged the new interest rate for the remainder of the charge period or until another change in the base lending rate occurs. If your rate is changed for any other reason, you will receive a written notice at least 30 days before the change.

 [159] Your account statement will show the interest rate applied, the average daily loan balance, the number of days the loan was outstanding, and the actual interest charged to your account for the charge period. If there was a change in the base lending rate during the charge period, your account statement will itemize that information for each rate applied during the charge period.

       Charge period

 [160] The period for which interest charges are made runs from the last Friday of each month up to and including the last Thursday of the following month. There are three variations to this: (1) if the last Friday of the month is a holiday, then the interest charge period will end one business day earlier; (2) in December the interest charge period will end on the next-to-the-last business day of the year (and the interest charge period for January of the following year will begin on the last business day of the year); and (3) for accounts that receive calendar month-end statements, the interest charge period runs from the last business day of the calendar month up to and including the next-to-last business day of the calendar month.

 [161] The interest charge period parallels the monthly statement period, except that interest for the final day of the statement period will be carried over and reflected on the next month's statement. The final day of the statement period is the last Friday of the month, except (1) if that Friday is a holiday, the final day of the statement period is the prior business day; (2) in December, when the final day of the statement period is the last business day of the year; and (3) for accounts that receive calendar month-end statements, the final day of the statement period is the last business day of the calendar month.

 [162] The average daily debit-balance entry which will appear on your statement is calculated based upon the number of days on which there was a debit balance in your account and not on the total number of days in either the charge period or the statement period.

       Calculation of charges

 [163] The interest charge is determined at the close of the charge period by multiplying the average daily loan balance by the applicable interest rate and the number of days a loan was outstanding, then dividing by 360.

 [164] If the base lending rate was changed during the charge period, interest charges are calculated separately for the appropriate number of days at each rate and itemized on your statement.

 [165] Interest charges are due and payable at the close of the charge period.
       The exact amount due may be obtained from your Financial Advisor or office serving your account. If you do not pay the interest charge at the close of the charge period, the interest will be added to the opening loan balance for the next charge period.

       Short sales

 [166] The market values of securities you sell "short" are adjusted daily for credit purposes by a process called "marking to market." "Short sales against the box" are treated in exactly the same way as short sales.

 [167] The market value of all securities sold short in your account, including securities sold "short against the box," are treated as a debit for the purpose of calculating interest charges. In other words, the closing market value of the securities which were "sold short against the box" is determined each business day and, depending upon whether the market value increased or decreased, the change in the market value is either added to the net debit balance or subtracted from the net credit balance in order to calculate interest charges.

 [168] The market value of "long" securities held in your account against which a short sale is made is not included in the computation of interest charges. Conversely, if the total market value of the securities sold short decreases, then the debit adjustment to the net balance will also decrease by a like amount for the calculation of interest charges.

 [169] Please note that upward or downward adjustments of balances are for credit calculation purposes only. Except as noted in the next section, in computing interest charges, we offset any credit balance in any of your securities accounts with us standing in the same name.

       A note on selling securities not in your account

 [170] If you sell securities through us that you own but have not yet placed into your account, they must be delivered to Merrill Lynch by the settlement date of the transaction. Proceeds of such sales will not be used as an offset in calculating interest charges until the securities are received into your account in good deliverable form. Similarly, credits resulting from the exercise of employee stock options and sale of the underlying stock will not be used as an offset until the securities are actually received into your account in good deliverable form.

 12  | Cash Management Account/Beyond Banking

       Options trading

 [171] Options can be traded through your CMA account, and may be used to hedge a leveraged position. However, options themselves cannot be bought or sold on credit or borrowed against for purchases of any kind.

 [172] Please note that options trading must be approved in advance by Merrill
       Lynch and additional documents are necessary. Options transactions involve certain risks and are not appropriate for every investor. Contact your Financial Advisor for specific information.

 [173] Writers of options, other than certain covered call writers and certain writers of cash-secured puts, must comply with the applicable initial equity and maintenance requirements that are set by Merrill Lynch, subject to minimum requirements imposed by the Federal Reserve Board and by securities and options exchanges and other self-regulatory organizations. These requirements vary depending on the underlying interest and the number of options contracts sold, and may be increased at any time by any of the above-mentioned organizations.

 [174] In addition, we may impose certain position limits and additional initial equity and maintenance requirements may be imposed from time to time without notice. If these limits and requirements are not met, Merrill Lynch may close sufficient option contracts to bring the account into compliance with them.

       Liens and margin calls

 [175] Securities and any other property in any of your accounts with us are collateral for any loan balances in any of your accounts. A lien is created by these debits or margin loans to secure the amount owed to us. We retain the right to require additional collateral any time we deem it necessary for our protection. These margin or maintenance calls can be met by the prompt delivery of acceptable securities or cash.

 [176] In accordance with our Account Agreement, should the equity in your accounts fall below our minimum requirements for the margin lending program, securities in your accounts may be sold to reduce or satisfy your loan balance.

 [177] At present our minimum maintenance requirements for stocks eligible for the margin lending program is 30% of their current market value or $3 a share, whichever is greater. For minimum requirements on other types of securities, contact your Financial Advisor.

       ABOUT FEES

 [178] Unless otherwise indicated, all fees are nonrefundable and are subject to change upon notice. The annual fees for subaccounts may either be charged to the CMA account to which they are linked or be charged directly.

ACCOUNT AND VISA CARD FEES

CMA account                                       $ 100
CMA account for Trusts and Estates                $ 125
----------------------------------                -----
CMA Subaccount                                    $ 25
CMA subaccount for Trusts and Estates             $ 50
-------------------------------------             ----
Beyond Banking account (Over $100,000)/1/         No Fee/2/
Beyond Banking account (Under $100,000)/1/        $15 per month
------------------------------------------        -------------
Visa Classic card                                 No Fee
-----------------                                 ------
Visa Signature card                               $ 953
-------------------                               ------
-----------

PLEASE NOTE

A minimum balance fee may apply for clients with household assets under $20,000 (see Minimum Balance Fee, page 14).

-----------

/1/Account fee is based on total household assets at Merrill Lynch. See
   Account Linking, page 7.

/2/Establishment and maintenance of a CMA account and payment of the annual
   CMA account fee is required. There is no fee only for the first Beyond Banking account only. Additional accounts linked to your primary CMA account will incur an annual account fee of $75 per year.

/3/Waived by Merrill Lynch for MLUA clients and clients who meet eligibility for and are enrolled in the Elite Program.

                                     Cash Management Account/Beyond Banking | 13

OPTIONAL SERVICE FEES
--------------------------------------------------------------------------------
Merrill Lynch OnLine           No Fee
--------------------------------------------------------------------------------
Electronic bill payment        CMA: $7.50 per month
                               -------------------------------------------------
                               Beyond Banking: No Fee
--------------------------------------------------------------------------------
Funds Transfer Service         No Fee
--------------------------------------------------------------------------------
Account linking                No Fee
--------------------------------------------------------------------------------


TRANSACTION FEES
--------------------------------------------------------------------------------
Securities purchases/sales     Commissions vary/1/; contact your
                               Financial Advisor
--------------------------------------------------------------------------------
Money fund share purchases     No Fee
--------------------------------------------------------------------------------
Money fund share redemptions   No Fee
--------------------------------------------------------------------------------
Checkwriting                   No Fee
--------------------------------------------------------------------------------
ATM withdrawals                CMA accounts:
                               -------------
                               Merrill Lynch Fees: No fee for first 52
                               transactions/year
                               (100 for Priority Clients); $1 per transaction thereafter;
                               ATM Operator Fees: No Refunds

                               Beyond Banking accounts:
                               ------------------------
                               Merrill Lynch Fees: No fee for first 100
                               transactions/year;
                               $1 per transaction thereafter;
                               ATM Operator Fees: Refunds for 100 Withdrawals
                               Per Year
                               ($200 Limit)
--------------------------------------------------------------------------------
Cash advances on Visa cards    0.25% of total dollar amount, $2.50 minimum/2/
--------------------------------------------------------------------------------
Account transfers (to another  CMA: $75
firm)                          Beyond Banking: No Fee
--------------------------------------------------------------------------------
/1/On most transactions, there is a processing fee (shown on the confirmation)
   to help cover the costs associated with trades and statement processing. /2/International cash advances on domestic CMA and Beyond Banking accounts will not be charged.


FINANCE CHARGES
--------------------------------------------------------------------------------
Merrill Lynch Bank USA Overdrafts          0.049315%
Daily Periodic Rate                        (18% Annual Percentage Rate)
--------------------------------------------------------------------------------
Margin Interest Charges                    See About Margin Lending on page 10.
--------------------------------------------------------------------------------

       MINIMUM BALANCE FEE

 [179] A minimum balance fee of $15 per calendar quarter will be charged to households with accounts that in the aggregate have less than $20,000 in assets at Merrill Lynch.

 [180] The following accounts will be included in determining the aggregate household account value: CMA accounts, Beyond Banking accounts, Individual Investor Accounts, IRAs (IRA, IRRA, Roth IRA, SEP and SIMPLE accounts) and education savings accounts (Education Savings Accounts and
       Section 529/NextGen accounts). Accounts with the same mailing address on the valuation date will be considered included in the same household.

 [181] The minimum balance fee will not apply if on the valuation date there is at least $5,000 in mutual funds holdings (not including money market mutual funds) in household accounts or if any account in the household is enrolled in the Mutual Fund Advisory program. The fee will also not apply until one year from the date the first account in the household has been established.

 14  | Cash Management Account/Beyond Banking

 [182] The quarterly fee will be charged to only one account in the household, as follows: If there is more than one eligible account in the household, CMA accounts will be charged before Individual Investor Accounts, and Individual Investor Accounts will be charged before any IRA. If there is more than one of the same account type within the household, the account with the largest asset balance on the valuation date will be charged the fee.

 [183] Accounts enrolled in the following services will be used to determine whether the $20,000 threshold has been reached but will not be charged the fee: Beyond Banking Accounts, Unlimited Advantage, Consults (and other managed account products) and Merrill Lynch Direct. Section 529/NextGen, ESA and stock option exercise accounts will also not be charged the fee.

 [184] In determining the value of accounts, the valuation date will be the last
       Friday of each calendar quarter. Valuation will be based on the long market value of securities and deposit balances with the Merrill Lynch banks, plus the outstanding amount of any indebtedness to Merrill Lynch or any of its affiliates. The fee will be charged during the first business days of each calendar quarter.

       OTHER FEES AND CHARGES

 [185] You will be charged brokerage fees for securities transactions made through your account, unless you participate in the Unlimited Advantage program. Call your Financial Advisor for more information.

 [186] The following miscellaneous fees may apply to CMA and Beyond Banking accounts, as indicated:

                          CMA/             Beyond Banking      Beyond Banking
Fee                  CMA Subaccounts   (Under $100,000/1/) ($100,000 or More/1/)
---                  ---------------   ------------------  --------------------

Stop Payment Order        $ 12               No Fee           No Fee
-------------------------------------------------------------------------------
Wire Transfer Fee         $ 20               No Fee (Up to    No Fee (Up to
                                             Four per Year)   Four per Year)
-------------------------------------------------------------------------------
Returned Deposit Fee      $ 20               No Fee           No Fee
--------------------------------------------------------------------------------
Returned Check Fee        $ 20               $ 20             No Fee
--------------------------------------------------------------------------------
Voluntary Exchange Fee    $ 20               $ 20             $ 20
--------------------------------------------------------------------------------
Return of Pre-Authorized  $ 20               $ 20             $ 20
Debit
--------------------------------------------------------------------------------
Deliveries of Non-Gov't   $ 15               $ 15             $ 20
Securities
--------------------------------------------------------------------------------
Delivery of Gov't         $ 125              $ 125            $ 15/3/
Securities
--------------------------------------------------------------------------------
Deposit of Bond Coupon    $ 5                $ 5              $ 5
--------------------------------------------------------------------------------
Reregister Deceased Name  $ 35               $ 35             $ 35
Securities
--------------------------------------------------------------------------------


/1/The fees in this column apply if total household assets, based on account linking rules, fall above or below $100,000 on the applicable valuation date. See Account Linking, page 7.
/2/Maximum of $30 for multiple transfers in a single request.

 [187] Charges may also be imposed for transfers through the Funds Transfer
       Service that are rejected due to insufficient or uncollected funds and for providing originals or copies of checks that have been processed.

 [188] We receive a distribution fee and an affiliate receives a management fee from the money market funds. In addition, other affiliates of ours may receive fees for providing services, such as management and transfer agency services, to the money market funds. We also receive a deposit brokerage fee from Merrill Lynch Bank USA and Merrill Lynch Bank & Trust Co. with respect to deposits in bank deposit accounts available through the bank deposit program. In connection with Visa cards, our affiliates may receive fees from sources other than Merrill Lynch clients.

 [189] Merrill Lynch and the banks reserve the right to change any fees or charges, or to implement additional fees or charges at any time, subject to the applicable law.

                                     Cash Management Account/Beyond Banking | 15

----------

DEFINITIONS

YOU or ACCOUNT HOLDER
Each person named on the account.

ACCOUNT
CMA account, CMA subaccount, Beyond Banking account

BANK ONE
Bank One, N.A.

BANKS
Merrill Lynch Bank USA
Merrill Lynch Bank & Trust Co.
Bank One, N.A.

AFFILIATED BANKS
Merrill Lynch Bank USA
Merrill Lynch Bank & Trust Co.

MERRILL LYNCH or WE or OUR
Merrill Lynch, Pierce, Fenner & Smith Incorporated

----------

      ACCOUNT AGREEMENT

[190] By maintaining your CMA account, Beyond Banking account or CMA subaccount, you acknowledge that you have received and read this agreement, the Cash Management Account and Beyond Banking account disclosures, any applicable money market fund prospectuses and the Merrill Lynch bank deposit program disclosure, and that you are agreeing to the terms and conditions in these documents. Together, these documents describe the CMA financial service.

[191] You certify that all information you provide in connection with the establishment of your accounts, including in reference to checks and Visa cards, is true and correct and that Merrill Lynch, our affiliate banks and Bank One may rely on and verify such information.

      Securities and other property

[192] In this agreement, the term "securities and other property" means money, securities, financial instruments and commodities of every kind and nature and related contracts and options. This includes securities and other property currently or in the future held, carried or maintained by us or by any of our affiliates, in our possession or control (or the possession or control of our affiliates) for any purpose, for any of your accounts now or in the future opened, including any accounts in which you may have an interest.

      CMA and companion accounts

[193] The CMA program consists of a Cash Management Account (CMA) and one or more optional Beyond Banking accounts or CMA subaccounts, a choice of a bank deposit account program or money market fund (referred to as a money account) for each such account, and, if applicable, Visa cards and a check writing facility (provided by the banks) and a margin lending program.

[194] You agree that available cash balances in your account will automatically be invested or deposited at least once a week into your designated money account.

[195] You agree that Merrill Lynch may reasonably withhold access to money account balances until we are satisfied that amounts credited to your accounts have been collected. We may satisfy amounts you owe in connection with your accounts (including debit balances in your accounts, Visa card debits or charges, checks presented, or investments or deposits later reversed) from your assets, including money account balances, or through margin lending (if applicable).

[196] You accept that certain fees (see About Fees, page 13), which are subject to change, will be charged to your accounts for financial services we provide.

      CMA subaccounts

[197] You agree that the account holder of the primary CMA account is your agent for the purpose of receiving monthly account statements and any notices or other communications and that we may mail all such statements and communications to the address designated from time to time by the CMA account holder.

[198] In addition, to the extent confirmed to you when our subaccount was established, you authorize Merrill Lynch to accept instructions from the CMA account holder for the transfer of any cash and securities between such accounts. If an erroneous transfer is made, you authorize us to initiate appropriate corrections. These authorizations will remain in effect until we are notified otherwise in writing.

[199] Each subaccount owner remains responsible for verifying the accuracy of his or her individual monthly statements, for reading any notices that are mailed with them and for directing the activity in his or her individual accounts.

      Extraordinary events

[200] You agree that Merrill Lynch, its affiliates and the banks shall not be liable for loss caused directly or indirectly by government restrictions, exchange or market rulings, suspension of trading, war, strikes or other conditions beyond their control.

      Account documents

[201] You agree that we and the banks have the right, subject to applicable law, to amend any agreements and disclosures relating to your accounts, including this account agreement, by notifying you in writing. You agree that any such amendments shall be effective as of any date we or the banks establish, subject to applicable law. Unless the context otherwise requires, the term "agreement" shall include the agreements and disclosures relating to your account, as amended from time to time.

[202] You accept there may be additional documentation required from you by applicable law or by the policies and procedures of Merrill Lynch or the banks. You agree to comply promptly with any such requests for additional documentation.

      Credit information

[203] You authorize Merrill Lynch, its affiliates and the banks to request a consumer report about you from one or more consumer reporting agencies for the purposes of:

      .  Evaluating your application for a CMA or related program or service;

      .  Reviewing or collecting any account opened for you; or

      .  Any other legitimate business purpose.

 16  | Cash Management Account/Beyond Banking

[204] At your request, we will supply you with the name and address of each consumer-reporting agency from which we obtained a consumer report, if any, in connection with your accounts or application.

[205] You also authorize Merrill Lynch, its affiliates and the banks to share any information we have or may obtain about you for any legitimate business purpose. (For information on our privacy policy, see our Privacy Pledge.)

      Account notices and communications

[206] You agree that communications, including monthly statements and other notices, may be sent to your address or to such other address as you provide in writing.

[207] All communications so sent, whether by mail, messenger or otherwise, will be considered to have been given to you personally upon such sending, whether or not you actually receive them.

[208] Reports of the execution of orders (confirmations) and statements of account shall be conclusive if not objected to by written notice delivered to us within 10 business days after delivery of or communication of the reports or statements to you by us.

      Joint accounts and joint and several liability

[209] If there is more than one account holder, their obligations are "joint and several." The legal ownership of the account shall be in such form as you designate and as confirmed by Merrill Lynch, as reflected in the account title. If no designation is made, Merrill Lynch is authorized to deal with account holders as tenants in common (without rights of survivorship).

[210] If you are a US citizen, legal ownership of the account will be governed by the internal laws of your state of permanent residence. If you are a nonresident alien, you agree that the form of joint ownership designated for the account shall be governed by the internal laws of the State of New York (notwithstanding the laws of any other jurisdiction to the contrary). You also agree to submit to the jurisdiction of the courts of New York and the federal courts in the Southern District of New York for purposes of determining all matters with regard to the account and consent to service of process by certified mail to the account's address of record.

[211] All account holders agree that each account holder has authority to transact any business on behalf of the account as fully and completely as if he or she were sole owner of the account.

[212] Merrill Lynch is authorized, subject to our policies and procedures, to accept written or oral orders and instructions with respect to the account from each account holder, without notice to any other account holder, for the receipt or transfer and withdrawal of funds by check, wire transfer or otherwise and for the purchase, sale, exchange, transfer or other disposition of securities and other property (with or without consideration), including, but not limited to, checks drawn to, or transfers made directly to the account holder requesting the check or transfer and/or to third parties.

[213] Merrill Lynch reserves the right to require joint instructions by all account holders or a court order at any time with regard to the transfer of funds or securities.

[214] If the account holders have enrolled in the margin lending program, all account holders further agree that all securities and other property that Merrill Lynch may be holding for any of them, either in this account or otherwise, shall be subject to a lien for the discharge of obligations of this account to Merrill Lynch. Such lien is in addition to any rights and remedies Merrill Lynch may otherwise have.

[215] All statements, notices or other communications sent or given to one account holder by Merrill Lynch shall be considered notice to all account holders.

      Ownership changes on joint accounts


[216] On the death of an account holder, the divorce of married account holders, the assignment of an account holder's interest or other event that causes a change in ownership, all account holders or the surviving account holder(s) as applicable shall immediately give Merrill Lynch written notice thereof. In such event, Merrill Lynch may take such action, including requiring such documents or imposing such restrictions on the account, as we deem necessary in the circumstances.


[217] The estate of a deceased account holder and a departing account holder by assignment or divorce shall remain liable, jointly and severally, with the remaining or surviving account holder(s) for any obligations of the account arising before Merrill Lynch receives such notice, or incurred in liquidation of the account or the adjustment of the interests of the account holders.

[218] In the event of any such change of ownership of the account, Merrill Lynch is authorized to divide or retitle the account in accordance with the form of legal ownership of the account as reflected on our records or by written instructions of the remaining or surviving account holder(s), or by obtaining a court order, as we may reasonably determine is appropriate in the circumstances.

[219] Unless agreed otherwise among account holders in writing provided to Merrill Lynch, joint accounts designated "with right of survivorship" (e.g., JTWROS) shall vest the interest of a deceased account holder in the surviving account holder(s). Accounts designated "without right of survivorship" (e.g., TIC) shall entitle the estate of a deceased account holder and the surviving account holder(s) to equal shares of the account.

[220] All account holders agree to indemnify Merrill Lynch against any liability, loss or expense incurred from acting in accordance with this agreement in the event of a change of ownership of the account.

      Visa cards and checks

[221] You agree that Visa cards issued to you remain the property of the issuing bank and may be cancelled by the issuing bank at any time without prior notice.

[222] You agree that you will be liable for all authorized transactions arising through the use of Visa cards and checks. You will be responsible, on a continuing basis, for the safekeeping of your cards and checks and shall not permit an unauthorized person to have access to them.

[223] In addition, you will be responsible for reviewing your monthly statement in order to discover and

                                     Cash Management Account/Beyond Banking | 17
      report to Merrill Lynch any possible unauthorized use of your Visa cards and checks. You agree to notify us immediately if you believe or have reason to believe there may be or has been an unauthorized use of your Visa cards or checks.

[224] Unless limited by law, you agree you are liable for any losses and damages arising from any breach of these undertakings to safeguard your Visa cards or checks, to review your statements and to promptly report any unauthorized activity.

[225] You also agree to pay the reasonable costs and expenses of collecting any unpaid balance due, including any accrued finance charges, as a result of any overdraft(s), including attorneys' fees, to the extent allowed by law, involved in such collection.

[226] You understand that, under this agreement, the banks have not taken a security interest in any of the assets in your account or money accounts.

      Visa Signature card

[227] If you are not approved for the Visa Signature program, or if you do not qualify for a reissue once the card expires, you authorize us to issue, at our discretion, one or more Visa Classic cards for your CMA and Beyond Banking accounts.

[228] You agree to pay Merrill Lynch Bank USA for all purchases made using your Visa Signature cards. You authorize Merrill Lynch to pay Merrill Lynch Bank USA from the assets in the CMA or Beyond Banking account your Visa Signature card was issued for use with or, for CMA accounts, through a margin loan (if you have enrolled in the margin lending service). Payments will be made from assets in the account in the order described on page 6. Payments will be made on the Wednesday before the last Friday of each month for all purchases made in that monthly period.

[229] If at any time, however, your total purchases exceed $100,000 during any monthly cycle, the entire amount will immediately be debited from your account, unless Merrill Lynch Bank USA has received a signed statement of purpose form (Federal Reserve Form FR U-1) from you. Further charges (provided they are less than $100,000) will be debited at the normal time. You agree to waive your right under federal law to be notified in advance of variable debits provided the amount does not exceed $500,000.

[230] You may make payments by other means, provided they are compatible with our operations and procedures, and you agree to notify Merrill Lynch of your intention to do so.

[231] You agree that you will not dispose of assets in your CMA or Beyond
      Banking account or any other account with Merrill Lynch or its affiliates if such disposal will negatively affect your ability to pay Merrill Lynch Bank USA for card transactions. You may continue, however, to trade securities in your CMA or Beyond Banking account.

[232] You agree that the terms and conditions of the Merrill Lynch Visa
      Signature Rewards program also govern the use and benefits of the Visa Signature card.

      Purchasing power

[233] You agree that you will not incur charges with your checks and cards that exceed your purchasing power, which is defined as the total cash or free credit balance in your account, your money account balances, and, if applicable, available credit under the margin lending program. You understand that your purchasing power may fluctuate from day to day.

[234] If a charge exceeds your purchasing power, you will be in default and Merrill Lynch may, among other things, terminate your subscription to the CMA service.

      Overdrafts

[235] If you exceed your purchasing power in your CMA or Beyond Banking account, Merrill Lynch Bank USA may accept the transaction as an overdraft and advance you funds for the amount exceeding your purchasing power. If this happens, you will be notified and you agree that you will immediately pay the amount of the overdraft and any applicable finance charge.

[236] Finance charges will be imposed for overdrafts at an 18% Annual Percentage
      Rate. The daily periodic rate is 0.049315%.

[237] We figure the finance charge by applying the periodic rate to the "average daily balance" of your overdrafts. To get the "average daily balance" we take the beginning balance of your overdrafts each day, add any new overdrafts, and subtract any payments or credits, and unpaid finance charges. This gives us the daily balance. Then, we add up all the daily balances for the billing cycle and divide the total by the number of days in the billing cycle. This gives us the "average daily balance."

[238] Finance charges accrue from the date Merrill Lynch Bank USA accepts an overdraft until the date on which payment is made. Any payments you make will be applied on the date of receipt, first to any accrued and unpaid finance charges and then to the balance of overdrafts in the order they were incurred.

[239] You will be notified in writing if you have been provided with an overdraft.

[240] If you enroll your Beyond Banking account in the overdraft repayment feature, we will automatically repay Merrill Lynch Bank USA overdraft loans with cash, money account balances or available margin in the CMA account to which your Beyond Banking account is linked. Your CMA account will be scanned at least weekly to determine whether any amounts are available to repay overdraft loans.

      Pledging and lending assets

[241] If you enroll in the margin lending program, you agree that we have the right, subject to limitations under applicable laws, rules and regulations, to pledge or repledge securities and other property in your accounts, either separately or in common with other such securities or property, and for any amount due in your account, or a greater amount. We may do so without notice to you and without retaining in our possession or under our control for delivery a like amount of similar securities or other property.

[242] In return for extending credit to you under the margin lending program, you acknowledge and agree that we may lend, either to you or to others, the securities in your account (along with all attendant rights of ownership), to the extent not prohibited by applicable laws, rules and regulations. You understand that we may receive and retain certain benefits to which you will not be entitled in

18  | Cash Management Account/Beyond Banking
           connection with such loans. You agree that, in certain circumstances, such loans could limit your ability to exercise voting rights, in whole or in part, with respect to the securities lent.

           Exercising employee stock options

     [243] In order to sell shares under your company's stock option plan, you hereby constitute and appoint Merrill Lynch as your agent and attorney-in-fact for the purpose of:

           . Determining and selling the number of shares of stock required to pay the amounts due upon exercise of the options;

           .   Making such payments; and

           . Taking such further actions as shall be necessary to implement your employee stock option exercises.

     [244] You authorize and instruct your employer to deliver the stock issued pursuant to your stock option exercises to you. You agree that this authorization is irrevocable and will continue in full force and effect and will apply to each stock option exercise.

     [245] All company stock held or carried in your CMA account shall be subject to a lien for the discharge of any debt resulting from funds advanced to you for payment of the stock option exercise, applicable taxes, interest, and fees or commission.

           Margin lending

     [246] If enrolled in the margin lending program (which may be referred to as the Investor CreditLine service), you agree to maintain such securities and other property in your account as required by Merrill Lynch.

     [247] You understand and agree that any credit extended to you in connection with your CMA account is primarily for investment or business purposes.

     [248] You agree that your monthly margin loan balance shall be charged interest at a rate permitted by the laws of the State of New York. If interest charges are not paid at the close of a charge period, they will be added to the opening balance for the next charge period. Interest will then be charged upon the entire opening balance of that next charge period.

     [249] Merrill Lynch has the right to make a margin or maintenance call and require additional collateral:

           . In accordance with our general policies on maintenance requirements for margin lending, which may be modified, amended or supplemented from time to time;

           . If in our discretion we consider it necessary for our protection at an earlier or later time than called for in the general policies;

           . In the event that a petition in bankruptcy or for appointment of a receiver is filed by or against you;

           .   If an attachment is levied against your accounts; or

           .   In the event of your death.

     [250] If you do not provide additional collateral as required, you agree that Merrill Lynch may:

           . Sell any or all securities and other property in your accounts with us or any of our affiliates, whether carried individually or jointly;

           . Buy any or all securities and other property which may be short in such accounts; and

           . Cancel any open orders and close any or all outstanding contracts.

     [251] We may exercise any or all of these rights without further demand for additional collateral, or notice of sale or purchase or other notice or advertisement.

     [252] Any such sales or purchases may be made at our discretion on any exchange or other market where such business is usually transacted, or at public auction or private sale, and we may be the purchaser for our own account. You agree that our giving of any prior demand or call or prior notice of the time and place of such sale or purchase shall not be considered a waiver of our right to sell or buy without any such demand, call or notice as provided in this agreement.

           Security interest in favor of Merrill Lynch

     [253] If you enroll in the margin lending program, the following additional provisions will apply to your account.

     [254] You agree that at all times you are liable for the payment of, and agree to pay on demand, any debit balance or other obligations owing in any of your accounts at Merrill Lynch. You are liable for any deficiency remaining in such accounts in the event of the liquidation thereof, in whole or in part, by us or by you.

     [255] You agree that all securities and other property in your accounts are subject to a lien for the discharge of all your indebtedness and any other obligations that you may owe to Merrill Lynch and held by us as security for payment of any indebtedness or obligations to Merrill Lynch in any of your accounts with us, including accounts in which you have an interest.

     [256] Merrill Lynch retains the right to transfer securities and other property between accounts whenever, in our judgment, we consider it necessary for our protection.

     [257] In enforcing our lien, we shall have the discretion to determine which securities and property are to be sold and which contracts are to be closed.

           Liability for Costs of Collection

     [258] To the extent permitted by the laws of the State of New York, you agree to pay Merrill Lynch the reasonable costs and expenses of collection, including attorneys' fees, for any debit balance and any unpaid deficiency that you owe.

           Termination

     [259] The banks, we or you may terminate or suspend the CMA service and close your account(s) at any time and for any reason. You agree that you will remain responsible for authorized charges that arise before or after termination.

     [260] Upon termination Merrill Lynch may redeem all money market fund shares and, unless you advise us otherwise, withdraw all funds from bank deposit accounts. You agree to promptly return all Visa cards and unused checks to us and discontinue use of any other means of access to your account. Failure to do so may result in a delay in complying with your instructions as to the disposition of your assets.

                                     Cash Management Account/Beyond Banking | 19

[261] In accordance with the terms and condition of the Merrill Lynch Visa
      Signature Rewards program, you agree that points expire 60 days after enrollment in the Visa Signature card is terminated.

      Applicable laws and rules

[262] This agreement, with respect to all portions of the CMA service, including interest charges on loans made to you, will be governed by and interpreted under the laws of the State of New York. The terms of the agreement with Merrill Lynch Bank & Trust Co. are governed by federal and New Jersey law. The terms of the agreement with Merrill Lynch Bank USA are governed by federal and Utah law. The terms of the agreement with Bank One are governed by Ohio law.

[263] All transactions in your account shall be subject to the constitution, rules, regulations, customs and usages of the exchange or market and its clearinghouse, if any, on which such transactions are executed by us or our agents, including our subsidiaries and affiliates.

[264] If any provision of this agreement is held to be invalid, illegal, void or unenforceable, by reason of any law, rule, administrative order or judicial decision, such determination will not affect the validity of the remaining provisions of this agreement.

      Disputes

[265] If we believe there is a dispute concerning the control or ownership of assets of the account, we may, but are not obligated to, take one or more of the following actions, without any liability, until such dispute is resolved to our satisfaction:

      .    Restrict activity in the account;

      . Require that all instructions be in writing, signed by the account holder or, if applicable, all account holders or persons claiming ownership or authority to control the account;

      .    Suspend or terminate the CMA service; and/or

      . File an interpleader action in an appropriate court at the expense of the account holder(s).

      Successors

[266] This agreement is binding on and will inure to the benefit of your heirs, successors, and personal representatives and may not be assigned without the written consent of Merrill Lynch and the Banks. This agreement is binding upon the successors of, and may be assigned by, Merrill Lynch and the banks.

      Headings

[267] The heading of each provision of this agreement is for descriptive purposes only and shall not be deemed to modify or qualify any of the rights or obligations set forth in each such provision.


[268] The Cash Management Account program is proprietary to us and is covered by US patent numbers 4,346,442, 4,376,978, 4,597,046 and 4,774,663. Certain
      foreign patents also cover the CMA program. Certain US and foreign patents are pending.

      L-11-02

20  | Cash Management Account/Beyond Banking